Exhibit 10.1

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered into effective as of December 29, 2014, by and between BARRETT BUSINESS SERVICES, INC., a Maryland corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”). This Agreement amends, restates and supersedes in its entirety that certain Restated Credit Agreement dated November 1, 2012 by and between Borrower and Bank, as such may have been amended from time to time prior to the date hereof.

RECITALS

Borrower has requested that Bank extend or continue to extend credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1. LINE OF CREDIT.

(a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including October 1, 2017, not to exceed at any time the aggregate principal amount of Fourteen Million Dollars ($14,000,000.00) (“Line of Credit”), the proceeds of which shall be used to finance working capital for Borrower. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of December 29, 2014 (“Line of Credit Note”), all terms of which are incorporated herein by this reference.

(b) Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower (each, a “Line of Credit Letter of Credit” and collectively, “Line of Credit Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Line of Credit Letters of Credit (including without limitation the Existing Line of Credit Letters of Credit, as that term is defined in Section 1.1(b)(ii) below) shall not at any time exceed Five Million Dollars ($5,000,000.00).

(i) The form and substance of each Line of Credit Letter of Credit shall be subject to approval by Bank, in its sole discretion. Each Line of Credit Letter of Credit shall be issued for a term not to exceed three hundred eighty (380) days, as designated by Borrower; provided however, that no Line of Credit Letter of Credit shall have an expiration date more than three hundred sixty-five (365) days beyond the maturity date of the Line of Credit. The undrawn amount of all Line of Credit Letters of Credit (including the Existing Line of Credit Letters of Credit) shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Line of Credit Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit Agreement (as that term is defined in Section 1.1(b)(ii) below), applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Line of Credit Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event, Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.

(ii) Bank has issued or caused an affiliate to issue the following standby letters of credit (each an “Existing Line of Credit Letter of Credit” and collectively, the “Existing Line of Credit Letters of Credit”), each of which is subject to the terms of that certain Standby Letter of Credit Agreement (Credit Agreement/Loan Agreement Version) between Bank and Borrower dated September 18, 2012, as amended (the “Letter of Credit Agreement”), together with applications and any related documents required by Bank in connection with the issuance (and any renewal) thereof, and is outstanding as of the date hereof: (A) Standby Letter of Credit No. NZS504587 in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00) dated December 8, 2003, as amended from time to time, and (B) Standby Letter of Credit No. NZS401574 in the amount of One Million Six Hundred Fifty Thousand Dollars ($1,650,000.00) dated June 20, 2001, as amended from time to time.

(c) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

SECTION 1.2 TERM LOAN 1.

(a) Term Loan 1. Bank has made a loan to Borrower in the original principal amount of Five Million Five Hundred Twelve Thousand Five Hundred Dollars ($5,512,500.00) (“Term Loan 1”), on which the outstanding principal balance as of the date hereof is $5,053,125.00. Borrower’s obligation to repay Term Loan 1 is evidenced by a promissory note dated as of November 1, 2012, as amended (“Term Note 1”), all terms of which are incorporated herein by this reference. Any reference in Term Note 1 to any prior loan agreement between Bank and Borrower shall be deemed a reference to this Agreement. Subject to the terms and conditions of this Agreement, Bank hereby confirms that Term Loan 1 remains in full force and effect.

(b) Repayment. Principal and interest on Term Loan 1 shall be repaid in accordance with the provisions of Term Note 1.

(c) Prepayment. Borrower may prepay principal on Term Loan 1 solely in accordance with the provisions of Term Note 1.

SECTION 1.3. TERM LOAN 2.

(a) Term Loan 2. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make a loan to Borrower in the principal amount of Forty Million Dollars ($40,000,000.00) (“Term Loan 2”), the proceeds of which shall be used to fund insurance reserves of Borrower and its wholly-owned subsidiaries. Borrower’s obligation to repay Term Loan 2 shall be evidenced by a promissory note dated as of December 29, 2014 (“Term Note 2”), all terms of which are incorporated herein by this reference. Bank’s commitment to grant the Term Loan 2 shall terminate on January 31, 2015.

(b) Repayment. Principal and interest on Term Loan 2 shall be repaid in accordance with the provisions of Term Note 2.

(c) Prepayment. Borrower may prepay principal on Term Loan 2 solely in accordance with the provisions of Term Note 2.

SECTION 1.4. INSURANCE LETTERS OF CREDIT.

(a) Insurance Letters of Credit.

(i) Existing Insurance Letters of Credit. In addition to the Existing Line of Credit Letters of Credit, Bank has issued or caused an affiliate to issue the following standby letters of credit for the account of Borrower, each of which is subject to the terms of the Letter of Credit Agreement and is outstanding as of the date hereof (each an “Existing Insurance Letter of Credit” and collectively, the “Existing Insurance Letters of Credit”): (A) Standby Letter of Credit No. IS0133585U in the amount of Five Million Dollars ($5,000,000.00), for the benefit of Atlantic Specialty Insurance Company dated December 19, 2013, as amended from time to time (the “Existing Atlantic SLC”); (B) Standby Letter of Credit No. IS0133605U in the amount of Five Million Dollars ($5,000,000.00), for the benefit of Argonaut Insurance Co. dated December 19, 2013, as amended from time to time (the “Existing Argonaut SLC”); and (C) Standby Letter of Credit No. IS0133565U in the amount of Ten Million Nine Hundred Forty-Three Thousand Four Hundred Sixty-Six and 20/100 Dollars ($10,943,466.20) for the benefit of Westchester Fire Insurance Company dated December 19, 2013, as amended from time to time (the “Existing Westchester SLC”).

(ii) Amended Insurance Letters of Credit. Subject to the terms of this Agreement, Bank hereby agrees, for the benefit of Borrower to secure a portion of Borrower’s obligations to issuers of surety bonds issued to the Self Insurance Plans of the State of California, to amend or cause an affiliate to amend: (A) the Existing Atlantic SLC to increase the amount thereof from Five Million Dollars ($5,000,000.00) to Fifteen Million Dollars ($15,000,000.00); (B) the Existing Argonaut SLC to increase the amount thereof from Five Million Dollars ($5,000,000.00) to Fifteen Million Dollars ($15,000,000.00); and (C) the Existing Westchester SLC to increase the amount thereof from Ten Million Nine Hundred Forty-Three Thousand Four Hundred Sixty-Six and 20/100 Dollars ($10,943,466.20) to Eighty-Four Million Three Hundred Thirty-Four Thousand Six Hundred Sixty and 20/100 Dollars ($84,334,660.20). The form and substance of each such amended Existing Insurance Letter of Credit shall be subject to approval by Bank, in its sole discretion. For purposes of this Agreement, “Insurance Letters of Credit” means, collectively, the Existing Insurance Letters of Credit, amended as contemplated in this Section 1.4(a)(ii).

(iii) Additional Terms. Each of the Insurance Letters of Credit shall remain subject to the additional terms of the Letter of Credit Agreement, applications and any related documents required by Bank in connection with the issuance (and any renewal) thereof. Notwithstanding the provisions of any Insurance Letter of Credit regarding automatic extension of its expiration date, Bank may, at its sole option, give notice to the beneficiary thereof in accordance with the terms of such Insurance Letter of Credit that Bank has elected not to renew such Insurance Letter of Credit beyond its current expiration date (or any other subsequent expiration date that may be agreed to by Bank at Bank’s sole discretion). If Borrower does not at any time want any Insurance Letter of Credit to be renewed, Borrower will so notify Bank at least fifteen (15) calendar days before Bank is to notify the beneficiary thereof of such nonrenewal pursuant to the terms of such Insurance Letter of Credit.

(b) Repayment of Drafts. Each drawing paid under the Insurance Letters of Credit shall be repaid by Borrower in accordance with the provisions of the Letter of Credit Agreement.

SECTION 1.5. INTEREST/FEES.

(a) Interest. The outstanding principal balance of the Line of Credit, Term Loan 1 and Term Loan 2 shall bear interest, and the amount of each drawing paid under any Line of Credit Letter of Credit and any Insurance Letter of Credit shall bear interest from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith.

(b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c) Commitment Fee. Borrower shall pay to Bank a non-refundable commitment fee for Term Loan 2 equal to Four Hundred Thousand Dollars ($400,000.00), which fee shall be due and payable in full on the earlier of (i) the date of funding of Term Loan 2, or (ii) January 15, 2015.

(d) Unused Commitment Fee. Borrower shall pay to Bank a fee equal to thirty-five one hundredths of one percent (0.35%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears on the first day of each quarter, commencing on April 1, 2015.

(e) Line of Credit Letter of Credit Fees. Borrower shall pay to Bank (i) fees upon the issuance of each Line of Credit Letter of Credit equal to one and three-quarters percent (1.75%) per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount thereof, and (ii) fees upon the payment or negotiation of each drawing under any Line of Credit Letter of Credit and fees upon the occurrence of any other activity with respect to any Line of Credit Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Line of Credit Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity.

(f) Insurance Letter of Credit Fees. Borrower shall pay to Bank (i) fees upon the issuance of each Insurance Letter of Credit equal to ninety-five one hundredths of one percent (0.95%) per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount thereof, and (ii) fees upon the payment or negotiation of each drawing under any Insurance Letter of Credit and fees upon the occurrence of any other activity with respect to any Insurance Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Insurance Letter of Credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity.

SECTION 1.6. COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees due under each credit subject hereto by debiting Borrower’s deposit account number 4159583848 with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.7. COLLATERAL.

As security for all indebtedness and other obligations of Borrower to Bank, Borrower shall grant, and hereby confirms its prior grant, to Bank security interests of first priority in all Borrower’s accounts receivable and other rights to payment, general intangibles, inventory and equipment.

As security for all indebtedness and other obligations of Borrower to Bank under Term Loan 1, Borrower shall grant, and hereby confirms its prior grant, to Bank a lien of not less than first priority on that certain real property located at 8100 NE Parkway Drive, Vancouver, Washington 98662.

As security for all indebtedness and other obligations of Borrower to Bank under the Insurance Letters of Credit, Borrower shall cause Associated Insurance Company for Excess, an Arizona corporation (“AICE”), to grant, and confirm its prior grant, to Bank security interests of first priority in (i) deposit account number xxxxxxxxxx with Bank (“AICE Deposit Account No. 1”), (ii) deposit account number xxxxxxxxx with Bank (“AICE Deposit Account No. 2”), and (iii) deposit account number xxxxxxxxx with Bank (“AICE Deposit Account No. 3”) (the deposit accounts described in clauses (i) through (iii) in this sentence, collectively, the “AICE Deposit Accounts”).

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1. LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of Maryland, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower. Each of the Affiliates (as that term is defined in Section 4.3(b) below) is a corporation, duly organized and existing and in good standing under the laws of the state of its incorporation, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect, individually or in the aggregate, on each of the Affiliates.

SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or Bylaws of Borrower or any of its Affiliates, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower or any of the Affiliates is a party or by which Borrower or any of the Affiliates may be bound.

SECTION 2.4. LITIGATION. There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower or any of the Affiliates other than those disclosed by Borrower to Bank in writing prior to the date hereof.

SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The annual financial statement of Borrower dated December 31, 2013, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied. Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower or any of its Affiliates, nor has Borrower or any of its Affiliates mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing. As of the date hereof, Borrower is solvent and, following the consummation of the transactions contemplated herein, will continue to be solvent.

SECTION 2.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

SECTION 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower.

SECTION 2.8. PERMITS, FRANCHISES. Borrower and each of the Affiliates possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 2.9. ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10. OTHER OBLIGATIONS. Neither Borrower nor any of the Affiliates is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

SECTION 2.11. ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 2.12. REAL PROPERTY COLLATERAL. Except as disclosed by Borrower to Bank in writing prior to the date hereof, with respect to any real property collateral required hereby:

(a) All taxes, governmental assessments, insurance premiums, and water, sewer and municipal charges, and rents (if any) which previously became due and owing in respect thereof have been paid as of the date hereof.

(b) There are no construction or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to any such lien) which affect all or any interest in any such real property and which are or may be prior to or equal to the lien thereon in favor of Bank.

(c) None of the improvements which were included for purpose of determining the appraised value of any such real property lies outside of the boundaries and/or building restriction lines thereof, and no improvements on adjoining properties materially encroach upon any such real property.

(d) There is no pending, or to the best of Borrower's knowledge threatened, proceeding for the total or partial condemnation of all or any portion of any such real property, and all such real property is in good repair and free and clear of any damage that would materially and adversely affect the value thereof as security and/or the intended use thereof.

ARTICLE III

CONDITIONS

SECTION 3.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

(a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

(b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i) This Agreement and each promissory note or other instrument or document required hereby;

(ii) Second Amended and Restated Third Party Security Agreement: Specific Rights to Payment;

(iii) First Modification to Term Note;

(iv) Corporate Resolution: Borrowing;

(v) Incumbency Certificate;

(vi) Corporate Resolution: Third Party Collateral [AICE];

(vii) Incumbency Certificate [AICE]; and

(viii) Such other documents as Bank may require under any other Section of this Agreement.

(c) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower, any of the Affiliates or any Third Party Obligor hereunder, if any, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower, any of the Affiliates, or any such Third Party Obligor, if any.

(d) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with lender loss payable endorsements in favor of Bank, including without limitation, policies of fire and extended coverage insurance covering all real property collateral required hereby, with replacement cost and mortgagee loss payable endorsements, and such policies of insurance against specific hazards affecting any such real property, including terrorism, as may be required by governmental regulation or Bank.

(e) Deposit Account Funds. Borrower shall have deposited, or caused AICE to deposit, into AICE Deposit Account No. 3, in immediately available funds, cash in an amount equal to $93,391,194.00 as a time deposit for a period not less than three (3) months following the date hereof.

(f) Issuance of Surety Bonds. Each issuer of the surety bonds who are beneficiaries of the Insurance Letters of Credit shall be irrevocably obligated to issue, subject only to such issuer’s receipt of the respective Insurance Letters of Credit, surety bonds to the State of California Department of Industrial Relations Office of Self Insurance Plans (“OSIP”) in satisfaction of Borrower’s security deposit required by OSIP with respect to worker’s compensation obligations in the State of California in the aggregate dollar amount of $190,557,767.00 comprised of: (i) a surety bond in the amount of $25,000,000.00 issued by Atlantic Specialty Insurance Company; (ii) a surety bond in the amount of $25,000,000.00 issued by Argonaut Insurance Co.; and (iii) a surety bond or surety bonds in the amount of $140,557,767.00 issued by Westchester Fire Insurance Company. Borrower shall have provided, or caused the surety bond issuers to provide, to Bank true and correct copies of each of the above described surety bonds.

(g) Confirmation of Regulatory Authority. Bank shall have received written confirmation, in form and substance satisfactory to Bank in its sole discretion, that the transactions contemplated in this Agreement (including AICE’s pledge of additional collateral securing the Insurance Letters of Credit) (i) satisfy the obligations of Borrower to OSIP, and (ii) have been approved by the Department of Insurance of the State of Arizona.

(h) Capitalization of AICE. Bank shall have received confirmation, in form and substance satisfactory to Bank in its sole discretion, that (i) Borrower has provided to AICE additional capital from Borrower’s cash on hand in an amount not less than Thirty-Five Million Dollars ($35,000,000.00), which amount, together with the proceeds of Term Loan 2, shall be sufficient to satisfy Borrower’s obligations to the Department of Insurance of the State of Arizona with respect to the required capital and surplus of AICE; and (ii) true and correct copies of all corporate consents, approval and authorizations of Borrower evidencing the capital contributions to AICE required by the Department of Insurance of the State of Arizona.

SECTION 3.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

(a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

SECTION 4.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2. ACCOUNTING RECORDS. Maintain adequate books and records of Borrower and each of the Affiliates in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower and each of the Affiliates.

SECTION 4.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a) not later than 120 days after and as of the end of each fiscal year, an audited consolidated financial statement of Borrower, prepared by a certified public accountant acceptable to Bank, to include balance sheet, income statement, and statement of cash flows and sources, and shall be accompanied by the unqualified opinion of such accountant addressed to Bank;

(b) not later than 180 days after and as of the end of each fiscal year, an audited financial statement for each of AICE, and Ecole Insurance Company, an Arizona corporation wholly owned by Borrower (“Ecole”) (AICE and Ecole, each an “Affiliate” and collectively, the “Affiliates”), prepared by a certified public accountant acceptable to Bank, to include balance sheet, income statement and statement of cash flows and sources, and shall be accompanied by the unqualified opinion of such accountant addressed to Bank;

(c) promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements made publicly available by Borrower to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Borrower with any securities exchange or with the U.S. Securities and Exchange Commission (“SEC”) or any governmental or private regulatory authority, including, but not limited to (A) not later than 95 calendar days after the end of each fiscal year, Borrower’s 10-K filing with the SEC (including all exhibits and certifications) for the fiscal year just ended, and (B) not later than 50 calendar days after the end of each fiscal quarter, Borrower’s 10-Q filing with the SEC (including all exhibits and certifications) for the fiscal quarter just ended; and (iii) all press releases and other statements made available by Borrower to the public concerning material changes or developments in the business of Borrower;

(d) not later than 30 days after and as of the end of each month, a borrowing base certificate, and immediately upon each request from Bank, any supporting information relating thereto requested by Bank;

(e) contemporaneously with each annual and quarterly financial statement of Borrower and the Affiliates required hereby, a certificate of the president or chief financial officer of Borrower that said financial statements are accurate, that Borrower is in compliance with all financial covenants in this Agreement (as evidenced by detailed calculations attached to such certificate), and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default;

(f) annually, but in all events not later than October 15 of each year (commencing October 15, 2015), true and correct copies of a Uniform Certificate of Authority Application-Certificate of Compliance issued by the State of Arizona Director of Insurance for each of the Affiliates indicating that, as of a date no earlier than thirty (30) days prior to the date each such certificate is delivered to Bank, each of the Affiliates is duly organized under the laws of the State of Arizona and authorized to transact the relevant insurance business of each of the Affiliates in the State of Arizona;

(g) annually, but in all events not later than April 30 of each year (commencing April 30, 2015), true and correct copies of all third party actuarial reviews of the workers’ compensation obligations of Borrower and the Affiliates, including such actuarial reviews of Borrower and the Affiliates provided to OSIP.

(h) promptly upon Borrower’s receipt thereof each month, a true and correct copy of the monthly actuarial consultant’s report provided to Borrower; and

(i) from time to time such other information as Bank may reasonably request, including without limitation, copies of rent rolls and other information with respect to any real property collateral required hereby.

SECTION 4.4. COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower or any of the Affiliates is organized and/or which govern Borrower's or any of the Affiliates’ continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business and to each of the Affiliates and/or its business.

SECTION 4.5. INSURANCE. Maintain and keep in force, for each business in which Borrower and each of the Affiliates is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, and, if required, seismic property damage and workers’ compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect, together with a lender’s loss payee endorsement for all such insurance naming Bank as a lender loss payee.

SECTION 4.6. FACILITIES. Keep all properties useful or necessary to Borrower's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank’s satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

SECTION 4.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower or any of the Affiliates with a claim in excess of $1,000,000.00.

SECTION 4.9. FINANCIAL CONDITION. Maintain Borrower’s consolidated financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with Borrower’s consolidated financial statements for the period ending December 31, 2014:

(a) Fixed Charge Coverage Ratio not less than 1.50 to 1.0 as of each fiscal quarter end, determined on a rolling 4-quarter basis, with “Fixed Charge Coverage Ratio” defined as (i) EBITDA minus distributions and dividends, plus cash tax refunds less cash taxes paid, divided by (ii) prior period scheduled principal payments plus interest plus current portion of capital lease payments, with “EBITDA” defined as net profit before taxes plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense; provided, however, that for purposes of calculating the Fixed Charge Coverage Ratio: (i) $66,500,000 will be added to the numerator, and $5,000,000 will be added to the denominator, for each of the periods ending December 31, 2014, March 31, 2015 and June 30, 2015, and (ii) $5,000,000 will be added to the denominator for the period ending September 30, 2015.

(b) Liquid Assets to Worker’s Compensation Claims & Safety Incentive Liabilities not less than 1.0 to 1.0 as of each fiscal quarter end, with “Liquid Assets” defined as the sum of (i) restricted and unrestricted cash and cash equivalents, plus (ii) restricted and unrestricted marketable securities acceptable to Bank in its sole discretion, and with “Worker’s Compensation Claims & Safety Incentive Liabilities” defined as the aggregate of Borrower’s obligations with respect to (i) workers’ compensation claims liabilities, and (ii) safety incentive liabilities, in each case as the assets described in clauses (i) and (ii) of the foregoing definition of “Liquid Assets” and as the liabilities described in clauses (i) and (ii) of the foregoing definition of “Worker’s Compensation Claims & Safety Incentive Liabilities” are required to be reflected in Borrower’s annual audited consolidated financial statements and quarterly unaudited consolidated financial statements, consistent with past practices.

SECTION 4.10. NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s property in excess of an aggregate of $1,000,000.00.

SECTION 4.11. MAINTENANCE OF AICE POLICIES. For so long as any one or more of the Insurance Letters of Credit remains outstanding: (a) Borrower shall maintain in full force and effect, and pay all premiums with respect to, all policies of insurance with AICE outstanding as of the date hereof with respect to the satisfaction of Borrower’s worker’s compensation obligations under the laws of the State of California (the “AICE Policies”); and (b)  in the event any of the AICE Policies are terminated or cancelled for any reason, Borrower shall promptly cause all premiums refunded therefrom to be deposited into a deposit account with Bank, in which Borrower shall (i) grant to Bank a security interest of first priority and Bank shall have perfected its security interest therein, and (ii) maintain in such deposit account funds in an amount sufficient to satisfy all obligations of Borrower to Bank with respect to the Insurance Letters of Credit.

SECTION 4.12. FUNDING OF AICE DEPOSIT ACCOUNTS. For so long as any one or more of the Insurance Letters of Credit remain outstanding, Borrower shall provide such financial support to AICE as is necessary to ensure that the principal balance of time deposits in the AICE Deposit Accounts is no less than the then outstanding aggregate dollar amount of the Insurance Letters of Credit (the “Minimum Collateral Value”). In the event that the time deposit funds in the AICE Deposit Accounts is, for any reason and at any time, less than the Minimum Collateral Value, Borrower shall promptly provide to AICE funds, and shall cause AICE to use such funds to increase the principal amount of the time deposit(s) in the AICE Deposit Accounts, in an amount sufficient to achieve the Minimum Collateral Value.

SECTION 4.13. DEPOSIT ACCOUNTS. Maintain Borrower’s principal deposit account and other traditional banking relationships with Bank for the duration of this Agreement.

ARTICLE V

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank's prior written consent:

SECTION 5.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2. CAPITAL EXPENDITURES. Make any additional investment in fixed assets in (a) fiscal year 2015 in excess of an aggregate of $5,000,000.00, or (b) fiscal year 2016 in excess of an aggregate of $4,000,000.00.

SECTION 5.3. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, and (b) purchase money indebtedness (including capitalized leases) for the acquisition of assets, provided that (i) the total new purchase money indebtedness does not exceed $200,000.00 in any fiscal year, and (ii) the aggregate of all purchase money indebtedness does not exceed $400,000.00 at any time, and (c) any other liabilities of Borrower or any of the Affiliates existing as of, and disclosed to the Bank prior to, the date hereof; provided, however, that if Borrower or any of the Affiliates incurs indebtedness or becomes liable to any third party to the extent permitted hereunder, neither Borrower nor any of the Affiliates shall enter into any agreement with such other party that prohibits Borrower or any of the Affiliates, as the case may be, from incurring indebtedness with Bank or any affiliate of Bank or that prohibits Borrower or any of the Affiliates from granting Bank or any affiliate of Bank a lien on any real or personal property owned by Borrower or any of the Affiliates, as the case may be.

SECTION 5.4. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity; make any substantial change in the nature of Borrower's or any of the Affiliates’ business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity; or sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's or any of the Affiliates’ assets except in the ordinary course of its business.

SECTION 5.5. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank.

SECTION 5.6. LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in, or permit any of the Affiliates to make any loans or advances to or investments in, any person or entity, except any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof and except, in the case of AICE, investments of insurance reserves in the ordinary course of business and consistent with past practices.

SECTION 5.7. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower’s stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s stock now or hereafter outstanding. Notwithstanding the foregoing, so long as, after giving effect to such dividend or distribution, no Event of Default would exist, Borrower may pay quarterly cash dividends or distributions to its holders of its common stock in an amount not to exceed $0.22 per share in the aggregate in any fiscal quarter (the “Permitted Dividend Amount”); provided, however, that in the event Borrower, after the date hereof, issues additional shares of its common stock, subdivides its common stock, by split-up or otherwise, or combines its common stock, or issues additional common stock as a dividend, then the Permitted Dividend Amount shall be subject to adjustment as determined by Bank, in its sole discretion, to give proportional effect to such event.

SECTION 5.8. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s assets now owned or hereafter acquired, except (a) security interests or liens in favor of Bank; (b) security interests or liens existing as of, and disclosed to Bank in writing prior to, the date hereof; and (c) liens to secure purchase money indebtedness permitted under Section 5.3 hereof.

SECTION 5.9. LINE OF CREDIT BORROWING LIMITATION. The principal amount outstanding under the Line of Credit shall not, as of any fiscal month end, exceed the sum of eighty percent (80%) of Borrower’s eligible accounts receivable, with “eligible accounts receivable” defined as fifteen and seven tenths of one percent (15.7%) of the aggregate dollar amount of Borrower’s then outstanding accounts receivable; provided, however, that in the event the principal amount outstanding under the Line of Credit exceeds the foregoing limitation, Borrower shall be deemed in compliance with this Section 5.9 so long as Borrower pays to Bank, within three (3) days after Borrower becomes aware of any such excess, the amount such excess.

SECTION 5.10. NO CANCELLATION OF AICE POLICIES. Terminate or cancel any of the AICE Policies without Bank’s prior written consent.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

(b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this section 6.1), and with respect to any such default that by its nature can be cured, such default shall continue for a period of twenty (20) days from (i) its occurrence, or (ii) solely with respect to Borrower’s information reporting obligations under Section 4.3(d), Section 4.3 (g) or Section 4.3(h), Bank’s giving of notice to Borrower of the occurrence thereof.

(d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower, any of the Affiliates, any guarantor hereunder or any general partner or joint venturer in Borrower if a partnership or joint venture (with each such guarantor, general partner and/or joint venturer referred to herein as a “Third Party Obligor”) has incurred any debt or other liability to any person or entity, including Bank.

(e) Borrower, any of the Affiliates, or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower, any of the Affiliates or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower, any of the Affiliates or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower, any of the Affiliates or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower, any of the Affiliates or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(f) The filing of a notice of judgment lien against Borrower, any of the Affiliates or any Third Party Obligor; or the recording of any abstract of judgment against Borrower, any of the Affiliates or any Third Party Obligor in any county in which Borrower, any of the Affiliates or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower, any of the Affiliates or any Third Party Obligor; or the entry of a judgment against Borrower, any of the Affiliates or any Third Party Obligor; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower, any of the Affiliates or any Third Party Obligor.

(g) There shall exist or occur any event or condition that Bank in good faith believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower, any of the Affiliates, any Third Party Obligor, or the general partner of either if such entity is a partnership, of its obligations under any of the Loan Documents.

(h) The death or incapacity of Borrower or any Third Party Obligor if an individual. The dissolution or liquidation of Borrower, any of the Affiliates or any Third Party Obligor if a corporation, partnership, joint venture or other type of entity; or Borrower, any of the Affiliates or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower, any of the Affiliates or such Third Party Obligor.

(i) Any change in control of Borrower, any of the Affiliates or any entity or combination of entities that directly or indirectly control Borrower or any of the Affiliates, with “control” defined as ownership of an aggregate of twenty-five percent (25%) or more of the common stock, members' equity or other ownership interest (other than a limited partnership interest).

(j) The sale, transfer, hypothecation, assignment or encumbrance, whether voluntary, involuntary or by operation of law, without Bank’s prior written consent, of all or any part of or interest in any real property collateral required hereby.

(k) Any amount is drawn on any of the Insurance Letters of Credit.

SECTION 6.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	BARRETT BUSINESS SERVICES, INC.
8100 NE Parkway Drive, Suite 200
Vancouver, Washington 98662
	Attn.:	James D. Miller, Vice President-Finance

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION
Portland RCBO
MAC P6101-250
1300 SW Fifth Avenue
Portland, Oregon 97201
	Attn:	Julie R. Wilson, Vice President

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, if any, or any collateral required hereunder.

SECTION 7.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon.

SECTION 7.11. ARBITRATION.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit. In the event of a court ordered arbitration, the party requesting arbitration shall be responsible for timely filing the demand for arbitration and paying the appropriate filing fee within 30 days of the abatement order or the time specified by the court. Failure to timely file the demand for arbitration as ordered by the court will result in that party’s right to demand arbitration being automatically terminated.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in Oregon selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of Oregon or a neutral retired judge of the state or federal judiciary of Oregon, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Oregon and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Oregon Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(i) Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY BANK CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY BANK TO BE ENFORCEABLE.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

BARRETT BUSINESS SERVICES, INC.		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ James D. Miller	By:	/s/ Julie R. Wilson
Name:	James D. Miller	Name:	Julie R. Wilson
Title:	Vice President-Finance	Title:	Vice President

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